UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Eagle Nuclear Energy Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Eagle Nuclear Energy Corp.
5470 Kietzke Lane, Suite 300
Reno, NV 89511
(775) 335-2029

SUPPLEMENT DATED AUGUST 4, 2026 TO PROXY STATEMENT DATED JULY 21, 2026, RELATING TO THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 19, 2026

On July 21, 2026, Eagle Nuclear Energy Corp., a Nevada corporation (the “Company”), filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) regarding the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held on August 19, 2026 at 1:00 p.m. Eastern Time. This supplement (the “Supplement”) contains information that supplements the Proxy Statement and should be read together with it.

Withdrawal of Nominee for Election to the Board of Directors (Class I)

On July 29, 2026, Robert Kaplan withdrew as a nominee for election as a Class I director at the Annual Meeting. Because there are two available seats, and two remaining nominees, the board of directors (the “Board”) of the Company has chosen not to replace him with another nominee. As a result, Mr. Kaplan is no longer a nominee for election to the Board at the Annual Meeting.

The remaining nominees to the Board named in the Proxy Statement will continue to stand for election as Class I directors at the Annual Meeting.

Mr. Kaplan’s withdrawal as a director nominee is not the result of any disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

Voting Matters

If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Notwithstanding the Board’s decision to withdraw Mr. Kaplan as a nominee for election to the Board, the Proxy Card distributed with the Proxy Statement remains valid; however, any votes that are submitted with instructions to vote for Mr. Kaplan will be disregarded and will not be counted. Proxies already submitted by shareholders will remain valid and will be voted at the Annual Meeting, unless revoked. If you have not yet submitted your proxy or submitted your voting instructions, please disregard Mr. Kaplan’s name as a nominee for election as a Class I director.

Please refer to the Proxy Statement for instructions on how to submit your vote, or how you may change your vote if you have already voted.

Important Information

The Company has filed the definitive Proxy Statement with the SEC and has furnished it to shareholders in connection with the solicitation of proxies for the Annual Meeting. The Company advises its shareholders to read the Proxy Statement relating to the Annual Meeting, as amended and supplemented by this Supplement and any other supplements, because it contains important information.

Except as specifically amended or supplemented by the information contained in this Supplement or any other supplement filed by the Company, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares. Where information in the Proxy Statement is described as current as of a certain date, it remains current only as of such date, except as specifically amended or supplemented by the information set forth in this Supplement or any other supplement filed by the Company.